Exhibit 99.1

Silver Eagle Acquisition Corp. Receives Stockholder Approval of Business Combination with Videocon d2h
Limited and Public Warrantholder Approval of Amendment to Warrant Agreement

Los Angeles, CA, March 30, 2015 -- Silver Eagle Acquisition Corp. (the “Company” or “Silver Eagle”) (OTCQB: EAGL; EAGLU; EAGLW) today announced that its stockholders approved the business combination transaction (the “Transaction”) between Silver Eagle and Videocon d2h Limited (“Videocon d2h”) at the special meeting of stockholders held today. Approximately 99% of the votes cast, or 92% of the outstanding shares of Silver Eagle were voted in favor of the Transaction.

In addition, the Company’s public warrantholders approved at the special meeting of public warrantholders also held today an amendment to the warrant agreement that governs all of Silver Eagle’s outstanding warrants, to provide that, upon the consummation of the Transaction, each outstanding warrant of Silver Eagle will be exchanged for cash in the amount of $1.00 (the “Warrant Agreement Amendment”). Approximately 99% of the public warrants voted, or 94% of the outstanding public warrants, were voted in favor of the Warrant Agreement Amendment.

Pursuant to a Contribution Agreement, dated December 31, 2014, as amended on February 3, 2015, between Silver Eagle and Videocon d2h (the “Contribution Agreement”), Silver Eagle will contribute cash to Videocon d2h in exchange for equity shares of Videocon d2h to be represented by Videocon d2h American Depositary Shares (“ADSs”), with each ADS representing four Videocon d2h equity shares. In connection with the stockholder vote, one Silver Eagle stockholder holding just 100 shares elected to exercise its redemption rights. As a result, Silver Eagle expects to contribute to Videocon dh2 approximately $273.3 million under the Contribution Agreement.

Subject to, and promptly following, the closing of the Transaction, Silver Eagle expects to distribute or directly credit holders of its common stock as of today’s date (the “record date”) ADSs in proportion to their holdings in Silver Eagle common stock. For each share of Silver Eagle common stock outstanding on the record date, Silver Eagle will distribute to the holder thereof one Videocon d2h ADS on the payment date. The payment date for the distribution is expected to be on or about March 31, 2015, and the ex-dividend date is expected to be on or about April 1, 2015. Videocon d2h has applied to list its ADSs on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “VDTH” in connection with the closing of the Transaction. The ADSs are expected to commence trading on April 1, 2015; however, no assurance can be made that the ADSs will be approved for listing on NASDAQ or when trading will commence.

In addition to approving the Transaction, Silver Eagle’s stockholders also approved the dissolution of the Company, including a plan of dissolution which provides for the liquidation and dissolution of Silver Eagle following the closing of Transaction, subject to the closing of the Transaction. Upon completion of the Transaction, the Company intends to file a Certificate of Dissolution with the Delaware Secretary of State. In addition, the Company plans to deregister its shares of common stock, warrants and units under Section 12(b), and suspend its periodic reporting obligations under Section 15(d), of the Securities Exchange Act of 1934, as amended. At the time the Company files a Certificate of Dissolution with the Delaware Secretary of State, the Company intends to close its transfer books and discontinue recording transfers of its securities as of the date of such filing. After the closing of the Transaction, the Company will use its remaining assets to satisfy its outstanding obligations. Distributions to the holders of the Company’s common stock of the Company’s assets, if any, in connection with the Company’s liquidation will be made to stockholders according to their respective holdings of the Company’s common stock as of the date the Company files the Certificate of Dissolution with the Delaware Secretary of State.

Information Concerning Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements are based on current expectations that are subject to risks and uncertainties, including with respect to the closing of the Transaction, the distribution of ADSs to Silver Eagle’s stockholders, and the commencement of trading of the ADSs on NASDAQ. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements, including those under “Risk Factors” in filings with the Securities and Exchange Commission by the Company. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

James A. Graf

Silver Eagle Acquisition Corp.

Email: jgraf@geacq.com

310-209-7280